Exhibit 99.1

Deluxe Corporation
P.O. Box 64235
St. Paul, MN 55164-0235
(651) 483-7111

For additional information:
Jeff Johnson
Treasurer and VP Investor Relations
(651) 787-1068

NEWS RELEASE

July 22, 2010

DELUXE REPORTS SECOND QUARTER 2010 RESULTS

•	Revenue and EPS exceed previous outlook

•	Diluted EPS from continuing operations of $0.65; adjusted EPS of $0.68 grows 19% vs prior year

•	Raises full year outlook

St. Paul, Minn. — Deluxe Corporation (NYSE: DLX) reported second quarter adjusted diluted earnings per share (EPS) of $0.68 compared to $0.57 in the prior year second quarter. Adjusted EPS for both periods excludes the impact of restructuring-related costs and transaction-related costs associated with recent acquisitions. Operating results were better than expected for the current period due primarily to the solid revenue performance in each business segment, and a favorable shift in product mix.

Reported diluted EPS was $0.65 on net income of $33.6 million in the second quarter of 2010 and was $0.54 on net income of $27.8 million in the comparable quarter of 2009. Results for 2010 include restructuring and transaction-related costs of $2.7 million, or $0.03 per diluted share. Results for 2009 included restructuring and transaction-related costs of $2.3 million, or $0.03 per diluted share.

“We are pleased to see our momentum continue as we delivered another strong quarter with revenue and EPS exceeding the high end of our outlook,” said Lee Schram, CEO of Deluxe. “We maintained strong operating margins while making a number of strategic advances during the quarter including growing business services revenue in excess of 50% over second quarter 2009, introducing our new brand awareness advertising and starting to realize both revenue and cost synergies from our recent acquisition of Custom Direct.”

Second Quarter Performance
Revenue for the quarter was $348.0 million compared to $332.1 million during the second quarter of 2009. Small Business Services revenue was $1.3 million higher than the comparable 2009 quarter driven primarily by growth in business services. Financial Services revenue was down $2.3 million from the 2009 quarter due to lower order volume partially offset by higher revenue per order. Direct Checks revenue increased $16.9 million due to the recent acquisition of Custom Direct, Inc., partly offset by lower order volume.

Gross margin was 65.0 percent of revenue compared to 61.8 percent in 2009. The impact of the Company’s cost reduction initiatives, increased revenue per order and a favorable shift in product mix, were partially offset by increased delivery rates.

Selling, general and administrative (SG&A) expense increased $9.0 million in the quarter compared to 2009. Increased SG&A expense associated with acquisitions and our brand awareness advertising was partially offset by benefits from the continued execution of our cost reduction initiatives. As a percent of revenue, SG&A increased to 46.2 percent from 45.7 percent in 2009.

Operating income in 2010 was $63.2 million compared to $53.1 million in the second quarter of 2009. Operating income was 18.2 percent of revenue compared to 16.0 percent in the prior year driven primarily by benefits from our cost reduction initiatives and higher revenue per order.

Reported diluted EPS increased $0.11 driven by the higher operating income.

Second Quarter Performance by Business Segment
Small Business Services revenue was $193.2 million versus $191.9 million in 2009. The increase was due primarily to revenue contributions from growth in business services and a $2.1 million increase related to the effect of exchange rates on our Canadian operations. Operating income in 2010 increased to $30.5 million from $20.6 million in 2009.

Financial Services revenue was $98.2 million compared to $100.5 million in 2009. The decline was primarily due to lower order volumes caused by check usage declines and a weak economy, mostly offset by higher revenue per order, including growth from non-check services. Operating income in 2010 increased to $20.0 million from $19.3 million in 2009.

Direct Checks revenue was $56.6 million compared to $39.7 million in 2009. The Custom Direct acquisition in April contributed $18.3 million in the quarter which was partly offset by lower order volume resulting from the continued decline in check usage and the weak economy. Operating income, including the impact of restructuring and transaction-related costs, was $12.7 million, or 22.4 percent of revenue, compared to $13.2 million or 33.2 percent of revenue in 2009.

Cash Flow Performance
Cash provided by operating activities for the first half of 2010 totaled $70.6 million, a decrease of $15.2 million compared to 2009. The decrease was due primarily to higher performance-based compensation payments in the first quarter and higher income tax payments partially offset by lower contract acquisition payments and improved earnings.

Business Outlook
The Company also reported that it finalized a contract settlement with a large financial institution that previously acquired one of the Company’s clients and recently chose to consolidate its check printing business with another provider. Deluxe has been producing checks for a small portion of the client’s customers. The business is expected to be phased out in the third quarter during which time the Company expects to receive contract termination payments aggregating approximately $24 million, or $0.30 per diluted share, which will be reflected as revenue in the Company’s financial statements. The Company stated that for the third quarter of 2010, revenue is expected to be between $360 and $370 million which includes a net $22 million associated with the contract settlement after considering the anticipated reduction in volume. Diluted EPS is expected to be between $0.94 and $0.98

For the full year, revenue is expected to be between $1.390 and $1.415 billion, including approximately $60 million associated with Custom Direct and a net $18 million from the contract settlement including the anticipated volume reduction, and diluted EPS is expected to be between $2.90 and $3.00. Adjusted diluted EPS from continuing operations is expected to be between $3.00 and $3.10 and excludes the first quarter $0.07 per share charge due to the impact of recent health care legislation and an estimated $0.03 per share for restructuring and transaction-related costs. The Company also stated that it expects operating cash flow to be between $220 million and $230 million in 2010, including the after-tax impact of the contract settlement and approximately $15 million from the operations of Custom Direct. Capital expenditures are expected to be approximately $40 million.

“Building on a strong second quarter, our primary focus continues to be on revenue growth, while we invest in future performance through better products and services, brand awareness and direct response campaigns,” Schram stated. “We are making positive strategic moves to reposition the Company for sustainable longer-term growth. Our 2010 priorities continue to be to stabilize checks, grow new business services revenue, and execute on our cost reductions and process improvements.”

Conference Call Information
Deluxe will hold an open-access teleconference call today at 11:00 a.m. ET (10:00 a.m. CT) to review the financial results. All interested persons may listen to the call by dialing 1-866-713-8565 (access code 66589402). The presentation also will be available via a simultaneous webcast at www.deluxe.com in the news and investor relations section. An audio replay of the call will be available through midnight on August 5th by calling 1-888-286-8010 (access code 14755302). The presentation will be archived on Deluxe’s web site.

About Deluxe Corporation
Deluxe Corporation is a growth engine for small businesses and financial institutions. Through its industry-leading businesses and brands, the Company helps small businesses and financial institutions attract and retain customers. The Company employs a multi-channel strategy to provide a suite of life-cycle driven solutions to its customers. In addition to its personalized printed products, the Company offers a growing suite of business services, including logo design, payroll, web design and hosting, business networking and other web-based services to help small businesses grow. In the financial services industry, Deluxe sells check programs and fraud prevention, customer loyalty and retention programs to help banks build lasting relationships and grow core deposits. The Company also sells personalized checks, accessories and other services directly to consumers. For more information about Deluxe, visit http://www.deluxe.com.

Forward-Looking Statements
Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the impact that a further deterioration or prolonged softness in the economy may have on demand for the Company’s products and services; further declines in the Company’s market capitalization which could trigger non-cash asset impairment charges; the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; declining demand for the Company’s check and check-related products and services due to increasing use of alternative payment methods; intense competition in the check printing business; continued consolidation of financial institutions and/or additional bank failures, thereby reducing the number of potential customers and referral sources and increasing downward pressure on the Company’s revenues and gross margins; the financial institution which is party to the contract settlement may delay its conversion to an alternate supplier, thereby reducing the amount of contract settlement the Company earns in the quarter; risks that the Small Business Services segment strategies to increase its pace of new customer acquisition and average annual sales to existing customers, while at the same time increase its operating margins, are delayed or unsuccessful; risks that the Company’s recent acquisitions do not produce the anticipated results or revenue synergies; risks that the Company’s cost reduction initiatives will be delayed or unsuccessful; performance shortfalls by the Company’s major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of new products and services, including new e-commerce, customer loyalty, fraud monitoring and protection and business services, and the failure of such new products and services to deliver the expected revenues and other financial targets; and the impact of governmental laws and regulations. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2009.

The table below is provided to assist in understanding the comparability of the Company’s results of operations for the quarters ended June 30, 2010 and 2009 and our outlook for 2010. The Company’s management believes that adjusted earnings per share (EPS) is a useful financial measure because certain items during 2010 and 2009 (restructuring and related costs, transaction-related costs, asset impairment charges, net gain on repurchases of debt, and the tax impact of health care legislation) impact the comparability of reported net income. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

Adjusted EPS reconciles to reported EPS as follows:

	Outlook	Actual		Outlook
	Second Qtr.	-	-
	(provided on Apr.	Second Qtr.	Second Qtr.	-	-
	22, 2010)	2010	2009	Third Qtr. 2010	Total Year 2010
Adjusted EPS from continuing operations	$0.58 to $0.65	$0.68	$0.57	$0.94 to $0.98	$3.00 to $3.10
Restructuring and	(0.03)	(0.03)	(0.03)	—	(0.03)
transaction-related costs
Tax impact of health care legislation	—	—	—	—	(0.07)

Reported EPS from continuing operations	$0.55 to $0.62	$0.65	$0.54	$0.94 to $0.98	$2.90 to $3.00

Financial Highlights
DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Quarter Ended June 30,
	2010		2009
Revenue	$348.0		$332.1
Cost of goods sold, including restructuring charges	121.9	35.0%	127.0	38.2%

Gross profit	226.1	65.0%	205.1	61.8%
Selling, general and administrative expense	160.7	46.2%	151.7	45.7%
Restructuring charges	2.2	0.6%	0.3	0.1%

Operating income	63.2	18.2%	53.1	16.0%
Interest expense	(11.5)	(3.3%)	(11.6)	(3.5%)
Other (expense) income	(1.0)	(0.3%)	0.2	0.1%

Income before income taxes	50.7	14.6%	41.7	12.6%
Income tax provision	17.1	4.9%	13.9	4.2%

Net income	$33.6	9.7%	$27.8	8.4%

Weighted average dilutive shares outstanding	51.4		50.9
Diluted earnings per share	$0.65		$0.54
Capital expenditures	$11.3		$13.8
Depreciation and amortization expense	19.8		17.9
Number of employees-end of period	5,895		6,461
Non-GAAP financial measure — EBITDA(1)	$82.0		$71.2
Non-GAAP financial measure — Adjusted	84.7		73.5
EBITDA(1)

(1)	Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA and Adjusted EBITDA because we believe they are useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation eliminates the effects of long-term financing (i.e., interest expense), income taxes, the accounting effects of capital investments (i.e., depreciation and amortization) and in the case of Adjusted EBITDA, certain items (i.e., restructuring and related costs, transaction-related costs, asset impairment charges and gains on debt retirements), which may vary for companies for reasons unrelated to overall operating performance. In our case, depreciation and amortization of intangibles and interest expense in the current year and in previous years have been significantly impacted by acquisitions. Certain transactions in 2010 and 2009 also impacted the comparability of reported net income. We believe that measures of operating performance which exclude these impacts are helpful in analyzing our results. We also believe that an increasing EBITDA and Adjusted EBITDA depict increased ability to attract financing and an increase in the value of our business. We do not consider EBITDA and Adjusted EBITDA to be measures of cash flow, as they do not consider certain cash requirements such as interest, income taxes or debt service payments. We do not consider EBITDA or Adjusted EBITDA to be substitutes for operating income or net income. Instead, we believe that EBITDA and Adjusted EBITDA are useful performance measures which should be considered in addition to GAAP performance measures. EBITDA and Adjusted EBITDA are derived from net income as follows:

	Quarter Ended June 30,
	2010	2009
Adjusted EBITDA	$84.7	$73.5
Restructuring and related costs	(2.4)	(1.7)
Transaction-related costs	(0.3)	(0.6)

EBITDA	82.0	71.2
Income tax provision	(17.1)	(13.9)
Interest expense	(11.5)	(11.6)
Depreciation and amortization expense	(19.8)	(17.9)

Net income	$33.6	$27.8

Financial Highlights
DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Six Months Ended June 30,
	2010		2009
Revenue	$683.1		$671.6
Cost of goods sold, including restructuring charges	240.3	35.2%	256.2	38.1%

Gross profit	442.8	64.8%	415.4	61.9%
Selling, general and administrative expense	308.7	45.2%	310.1	46.2%
Restructuring and asset impairment charges	1.9	0.3%	25.0	3.7%

Operating income	132.2	19.4%	80.3	12.0%
Gain on early extinguishment of debt	—	—	9.8	1.5%
Interest expense	(22.1)	(3.2%)	(24.0)	(3.6%)
Other (expense) income	(1.4)	(0.2%)	0.5	0.1%

Income before income taxes	108.7	15.9%	66.6	9.9%
Income tax provision	41.3	6.0%	26.3	3.9%

Income from continuing operations	67.4	9.9%	40.3	6.0%
Net loss from discontinued operations	(0.4)	(0.1%)	—	—

Net income	$67.0	9.8%	$40.3	6.0%

Weighted average dilutive shares outstanding	51.3		50.8
Diluted earnings (loss) per share:
Continuing operations	$1.31		$0.79
Discontinued operations	(0.01)		-
Net income	$1.30		0.79
Continuing operations:
Capital expenditures	$21.1		$23.7
Depreciation and amortization expense	35.3		34.8
Number of employees-end of period	5,895		6,461
Non-GAAP financial measure — EBITDA(1)	$166.1		$125.4
Non-GAAP financial measure — Adjusted	169.4		145.3
EBITDA(1)

(1)	See the discussion of EBITDA and Adjusted EBITDA on the previous page. EBITDA and Adjusted EBITDA are derived from net income as follows:

	Six Months Ended June
	30,
	2010	2009
Adjusted EBITDA	$169.4	$145.3
Asset impairment charges	—	(24.9)
Restructuring and related costs	(2.9)	(4.2)
Transaction-related costs	(0.4)	(0.6)
Gain on early extinguishment of debt	—	9.8

EBITDA	166.1	125.4
Income tax provision	(41.3)	(26.3)
Interest expense	(22.1)	(24.0)
Depreciation and amortization expense	(35.3)	(34.8)
Net loss from discontinued operations	(0.4)	—

Net income	$67.0	$40.3

DELUXE CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	June 30,	December 31,	June 30,
	2010	2009	2009
Cash and cash equivalents	$15.5	$12.8	$18.1
Other current assets	168.5	146.7	150.8
Property, plant & equipment-net	119.2	121.8	126.5
Intangibles-net	171.4	145.9	137.4
Goodwill	725.4	658.7	633.1
Other non-current assets	136.9	125.3	137.0

Total assets	$1,336.9	$1,211.2	$1,202.9

Short-term debt & current portion of long-term debt	$99.2	$26.0	$75.7
Other current liabilities	202.2	217.0	197.9
Long-term debt	747.8	742.8	742.9
Deferred income taxes	43.9	24.8	15.6
Other non-current liabilities	80.8	83.4	96.0
Shareholders’ equity	163.0	117.2	74.8

Total liabilities & shareholders’ equity	$1,336.9	$1,211.2	$1,202.9

Shares outstanding	51.4	51.2	51.1

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended June 30,
	2010	2009
Cash provided (used by):
Operating activities:
Net income	$67.0	$40.3
Depreciation and amortization of intangibles	35.3	34.8
Asset impairment charges	—	24.9
Contract acquisition payments	(10.7)	(15.5)
Other	(21.0)	1.3

Total operating activities	70.6	85.8

Investing activities:
Purchases of capital assets	(21.1)	(23.7)
Payments for acquisitions	(98.6)	-
Proceeds from life insurance policies	5.8	-
Net change in marketable securities	2.0	-
Other	(1.9)	(4.7)

Total investing activities	(113.8)	(28.4)

Financing activities:
Dividends	(25.7)	(25.6)
Share repurchases	-	(1.3)
Shares issued under employee plans	1.6	1.0
Net change in debt	73.0	(24.9)
Other	(2.8)	(4.1)

Total financing activities	46.1	(54.9)
Effect of exchange rate change on cash	(0.2)	0.5
Net cash used by discontinued operations	—	(0.5)

Net change in cash and cash equivalents	2.7	2.5
Cash and cash equivalents: Beginning of period	12.8	15.6

Cash and cash equivalents: End of period	$15.5	$18.1

DELUXE CORPORATION
SEGMENT INFORMATION
(In millions)
(Unaudited)

	Quarter Ended June 30,
	2010	2009
Revenue:
Small Business Services	$193.2	$191.9
Financial Services	98.2	100.5
Direct Checks	56.6	39.7

Total	$348.0	$332.1

Operating income: (1)
Small Business Services	$30.5	$20.6
Financial Services	20.0	19.3
Direct Checks	12.7	13.2

Total	$63.2	$53.1

	Six Months Ended June 30,
	2010	2009
Revenue:
Small Business Services	$385.5	$385.2
Financial Services	199.7	202.5
Direct Checks	97.9	83.9

Total	$683.1	$671.6

Operating income: (1)
Small Business Services	$59.6	$14.0
Financial Services	44.0	38.8
Direct Checks	28.6	27.5

Total	$132.2	$80.3

The segment information reported here was calculated utilizing the methodology outlined in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

(1) Operating income includes the following asset impairment charges, restructuring and related costs and transaction-related costs:

	Quarter Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Small Business Services	$(0.1)	$2.1	$0.5	$29.5
Financial Services	0.3	0.1	0.5	0.2
Direct Checks	2.5	0.1	2.3	—

Total	$2.7	$2.3	$3.3	$29.7

The table below is provided to assist in understanding the comparability of the Company’s results of operations for the quarters and six months ended June 30, 2010 and 2009. The Company’s management believes that operating income by segment, excluding the asset impairment charges, restructuring and related costs and transaction-related costs in each period, is a useful financial measure because these items impacted the comparability of reported operating income during 2010 and 2009. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

DELUXE CORPORATION
SEGMENT OPERATING INCOME
EXCLUDING ASSET IMPAIRMENT CHARGES, RESTRUCTURING AND RELATED COSTS AND TRANSACTION-RELATED COSTS
(In millions)

	Quarter Ended June 30,
	2010	2009
Adjusted operating income: (1)
Small Business Services	$30.4	$22.7
Financial Services	20.3	19.4
Direct Checks	15.2	13.3

Total	$65.9	$55.4

	Six Months Ended June 30,
	2010	2009
Adjusted operating income: (1)
Small Business Services	$60.1	$43.5
Financial Services	44.5	39.0
Direct Checks	30.9	27.5

Total	$135.5	$110.0

(1) Operating income excluding asset impairment charges, restructuring and related costs, and transaction-related costs reconciles to reported operating income as follows:

	Quarter Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Adjusted operating income	$65.9	$55.4	$135.5	$110.0
Asset impairment charges, restructuring and transaction-related costs:
Small Business Services	0.1	(2.1)	(0.5)	(29.5)
Financial Services	(0.3)	(0.1)	(0.5)	(0.2)
Direct Checks	(2.5)	(0.1)	(2.3)	—

Total	(2.7)	(2.3)	(3.3)	(29.7)

Reported operating income	$63.2	$53.1	$132.2	$80.3

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